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                                                                   EXHIBIT 10.11






                              EMPLOYMENT AGREEMENT


              EMPLOYMENT AGREEMENT (the "Agreement") dated May 15, 2000, by and between The Dun & Bradstreet Corporation (the "Company") and Allan Z. Loren ("Executive").

                                   WITNESSETH:

              WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;



              WHEREAS, Executive desires to accept such employment and enter into such an agreement;



              NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:



              1. Term of Employment. Executive shall be employed by the Company for a period commencing on May 30, 2000 (the "Commencement Date") and ending on May 30, 2003 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement. The Company and Executive will use reasonable business efforts to determine prior to December 31, 2002, whether they wish to extend this Agreement, enter into a new employment agreement on such terms and conditions as are mutually agreed by the parties or permit the Employment Term to expire.

              2. Position and Location.

                     a. Effective on the Commencement Date, Executive shall serve as the Chairman and Chief Executive Officer of Dun & Bradstreet, Inc. ("D&B Inc.") and shall be appointed to serve as a member of the board of directors of the Company without additional compensation. Following the proposed spin-off of The New D&B Corporation ("New D&B") from the Company (the "Spinoff"), Executive shall serve as the Chief Executive Officer of New D&B and shall be appointed as the Chairman of the board of directors of New D&B. At all times, Executive shall have such duties and authority as are commensurate with his then position. Prior to the Spinoff, Executive shall report only to the Chief Executive Officer of the Company and after the Spinoff Executive shall report only to the Board of Directors of New D&B. As used in this Agreement, the term "Board" shall mean the board of directors of the Company prior to the Spinoff and the board of directors of New D&B following the Spinoff.



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                     b.     During the Employment Term, Executive will devote
substantially all of Executive's business time and efforts to the performance of Executive's duties hereunder and, except as provided in the next sentence, will not engage in any other business, profession or occupation for compensation or otherwise, without the prior written consent of the Board or, prior to the Spinoff, the Chief Executive Officer of the Company. Nothing herein shall preclude Executive from accepting appointment to civic or charitable directorships or trusteeships, or otherwise being involved in charitable activities or managing his personal and family passive investments; provided in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 9. Executive may continue to serve as a director or trustee on the organizations in which he currently serves and which are identified on Exhibit A hereto.

                     c. Unless otherwise mutually agreed by the parties, Executive's principal offices shall be located at the Company's headquarters in Murray Hill, New Jersey.

              3. Base Salary. The Company shall pay Executive a base salary at the annual rate of $700,000, as may be increased (but not decreased) from time to time (the "Base Salary"), payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's Base Salary, if any, as may be determined from time to time in the sole discretion of the Board. The Board shall review Executive's Base Salary for fiscal year 2001 during or before January 2001.

              4.     Bonus.

                     a. Sign-On Bonus. Subject to Executive's continued employment with the Company, Executive shall receive (i) a sign-on bonus equal to $700,000 on January 2, 2001; provided, however, that such bonus shall be reduced by the lesser of (A) $291,667 and (B) the amount of any annual bonus that Executive receives from the American Express Company, or its subsidiaries (such reduction, the "Prior Bonus"); provided, further, that, if the Prior Bonus has not been determined prior to January 2, 2001, Executive shall receive $700,000 on January 2, 2001 and shall reimburse the Company in an amount equal to the Prior Bonus within ten (10) days after the receipt of such bonus and (ii) a sign-on bonus equal to $700,000 on January 2, 2002.

                     b. Annual Bonus. With respect to each fiscal year during the Employment Term, pursuant to the Company's Covered Employee Cash Incentive Plan (or any successor thereto), Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") based on the achievement of such goals and performance measures (including financial and employee satisfaction goals) as may be established by the compensation committee of the Board (the "Committee"). The maximum Annual Bonus for fiscal year ending December 31, 2000 and fiscal year ending December 31, 2001 shall be 100% of Base Salary. The target Annual Bonus for each fiscal year following the fiscal year ending December 31, 2001 shall be 100% of Base Salary, with a maximum Annual Bonus of 200% of Base Salary.

              5.     Equity Arrangements.

                     a. Initial Equity Awards. Effective as of the Commencement Date, Executive shall be awarded an initial one-time grant (the "Initial Grant"), under the 1998 Dun & Bradstreet Corporation Key Employees' Stock Incentive Plan (the "Incentive Plan"), of (i) a stock option to purchase 500,000 shares of common stock of the Company (the "Option"), as well as a tandem limited stock appreciation right in connection with the Option and (ii) 75,000 restricted shares of common stock of the Company (the "Restricted Stock"). The shares subject to the Option and the Restricted Stock shall vest on the third anniversary of the Commencement Date, subject to Executive's continued employment, or earlier as provided herein. If Executive's employment terminates due to death, Disability, by the Company without Cause or Executive's resignation for Good Reason or there is a Change


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in Control (as defined in the Incentive Plan), all Options and Restricted Stock
shall immediately vest (to the extent not then vested). The Company further agrees that upon such event (or, if the event is a Change in Control, the termination of Executive's employment thereafter) or if Executive's employment shall terminate for any reason (including expiration of the Employment Term) other than death or by the Company for Cause on or after May 30, 2003, such termination shall be deemed to be a "Retirement" within the meaning of the Incentive Plan. Accordingly, Executive shall have the additional period of time set forth in Section 7(f) of the Incentive Plan in which to exercise the Option. The exercise price of the Option shall be the Fair Market Value (as defined in the Incentive Plan) of the shares of common stock of the Company (the "Shares") on the Commencement Date and shall have a ten (10)-year term.

              (i) As of the Spinoff, (i) the Option shall be cancelled and (ii) Executive shall receive a replacement stock option (the "Replacement Option") for the purchase of shares of common stock of New D&B only (the "New D&B Shares"). The number of New D&B Shares covered by the Replacement Option shall be determined by (i) multiplying the number of Shares covered by the cancelled Option by a fraction, the numerator of which equals the price of a Share as of the last trade on the New York Stock Exchange ("NYSE"), immediately prior to the Spinoff (the "Share Price"), and the denominator of which equals the price of a New D&B Share as of the last trade on the NYSE or NASDAQ, as the case may be, on a "when issued" basis on the last trading day immediately prior to the Spinoff (the "New D&B Price") (such fraction, the "New D&B Ratio") and (ii) rounding down the result to a whole number of shares. The exercise price of the Replacement Option shall be determined by multiplying the exercise price of the cancelled Option by the reciprocal of the New D&B ratio, rounded to the nearest whole cent. All other terms of the Replacement Option shall remain substantially identical to the terms of the cancelled Option.

              (ii) As of the Spinoff, Restricted Stock and any New D&B Shares distributed in respect of the Restricted Stock pursuant to the Spinoff ("Dividend Restricted Stock") shall be forfeited and Executive shall receive replacement New D&B Shares of restricted stock ("New D&B Restricted Stock") equal to the product of the number of shares of forfeited Restricted Stock multiplied by a fraction, the numerator of which equals the Share Price, and the denominator of which equals the New D&B Price; such replacement shares of New D&B Restricted Stock shall have substantially identical terms as the Restricted Stock.

              b. Additional Equity Awards. Beginning in fiscal year 2001, Executive may be entitled to annual grants of stock options as determined in the sole discretion of the Committee; provided, however, that the Committee may consider the Initial Grant in determining whether Executive shall receive an annual grant of stock options with respect to fiscal year 2001. In the event Executive's employment continues beyond the Employment Term, Executive shall be entitled to an annual grant of 25,000 shares of restricted common stock (as adjusted to reflect the Spinoff, stock dividends, stock splits, recapitalizations, reorganizations and other similar events), subject to the same terms and conditions as the Initial Equity Award of Restricted Stock but fully vested, subject to Executive's continued employment, upon the first anniversary of the date of grant, or earlier upon his death, Disability, resignation for Good Reason, termination by the Company without Cause or expiration of his employment term as set forth in any written employment agreement with the Company. At the time of the Spinoff, the Board will review Executive's equity package to insure general compliance with the spirit of the original agreement.

              6. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's employee benefit plans as in effect from time to time (other than the Executive Transition Plan and the Career Transition Plan) (collectively, "Employee Benefits"), on the same basis as those benefits are generally made available to other senior executives of the Company, including, but not limited to, participation in The Dun & Bradstreet Corporation Retirement Account, the Pension Benefit Equalization Plan of The Dun & Bradstreet Corporation and the Supplemental Executive Benefit Plan of The Dun & Bradstreet Corporation and any successor plans thereto. Notwithstanding the


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foregoing, when Executive's employment terminates (other than a termination of employment by the Company for Cause or due to Executive's resignation without Good Reason prior to May 30, 2003), Executive shall (i) become fully vested in the Supplemental Executive Benefit Plan and (ii) be entitled to retiree medical, dental and life insurance benefits coverage (notwithstanding any failure to satisfy any age or service requirements) under the Company plans, as provided to other retired executives of the Company (secondary to any other medical or dental coverage Executive receives following termination of employment) (the "Welfare Benefits").

              7.     Business Expenses and Perquisites.

                     a. Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

                     b. Perquisites. The Company shall reimburse Executive for expenses incurred in relocating to the New Jersey area in accordance with the Company's relocation policy, including, without limitation, any portion of the $200,000 deposit (on a net no after tax cost basis) on Executive's New York condominium that Executive is required to forfeit as a result of such relocation. In connection with such relocation, the Company shall reimburse Executive (on a net no after tax cost basis) for temporary housing for up to six
(6) months, subject to extension as determined by the Committee in good faith if the Spinoff is delayed. During the Employment Term, the Company shall lease Executive an automobile, pay the maintenance and insurance expenses associated with such automobile and reimburse Executive for business mileage in accordance with Company policy.

              8.     Termination.

                     a. By the Company for Cause, Death or Disability or By Executive's Voluntary Resignation Without Good Reason.

                     (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause, death or Disability and shall terminate automatically upon Executive's resignation without Good Reason.

                     (ii)   For purposes of this Agreement, "Cause" shall mean
(A) willful malfeasance or willful misconduct by Executive in connection with his employment, resulting, in either case, in a significant and demonstrable injury to the Company, (B) willful continuing failure of Executive to perform his material duties under this Agreement after written notice of his failure to so perform (other than as a result of physical or mental incapacity); provided that clause (B) is intended to be based on the efforts of Executive, not the quality of the services performed, (C) Executive's conviction of, or pleading nolo contendere to, a felony (other than a traffic infraction or as a result of vicarious liability) or (D) Executive's material willful and knowing breach of the Agreement that remains uncured for a period of ten (10) business days following Executive's receipt of written notice from the Company describing such breach. For the purposes of this Agreement, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notice of Termination for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board (other than Executive) at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith determination of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination. Any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a



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termination by the Company without Cause. No event described in this Section
8(a)(ii) shall constitute Cause under this Agreement if the Company has not provided Executive with a Notice of Termination within ninety (90) days following the date the chairman of the audit committee of the Company first becomes aware of Executive engaging in conduct constituting Cause.

                     (iii) For purposes of this Agreement, "Disability" shall mean Executive's inability to perform his material duties for a period of at least six (6) consecutive months or an aggregate of nine (9) months in any twenty-four (24) month period as a result of a physical or mental incapacity. The Company may terminate Executive due to Disability on thirty (30) days prior written notice given during the period Executive is unable to perform his material duties as a result of a physical or mental incapacity; provided, that Executive has not returned to the performance of his material duties prior to the end of the applicable six (6) month or nine (9) month period described above.

                     (iv) For purposes of the Agreement, "Good Reason" shall mean (A) diminution of Executive's then title, (B) material diminution of Executive's then duties, responsibilities, authority or reporting lines, (C) the assignment to Executive of duties not commensurate with his then position, (D) the Spinoff not occurring prior to March 31, 2001, (E) relocation of Executive's principal office by more than thirty-five (35) miles, (F) failure to appoint Executive to the Board or any removal of him therefrom or non re-election of him thereto, (G) any material willful and knowing breach of the Agreement by the Company (including but not limited to under Section 13(e) hereof) or Section 5(i) of Executive's Change in Control Agreement; provided that none of the events described in clauses (B), (C) or (G) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within ten (10) business days after the Company's receipt of such written notice. No event described in this Section 8(a)(iv) shall constitute Good Reason under this Agreement if Executive has not provided the Company with a Notice of Termination within ninety (90) days following the date Executive first becomes aware of such event constituting Good Reason.

                     (v) If Executive's employment is terminated by the Company for Cause, death or Disability or if Executive resigns without Good Reason after giving the Company ten (10) business days advance written notice of such resignation, Executive shall be entitled to receive the following benefits:

                     (A) the Base Salary through the date of termination;

                     (B) any Sign-On or Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

                     (C) reimbursement for any unreimbursed business expenses
              incurred by Executive in accordance with Company policy prior to the date of Executive's termination;

                     (D) such Employee Benefits, if any, as to which Executive
              may be legally entitled under the employee benefit plans and equity plans of the Company (including, in the event of a termination other than (i) by the Company for Cause or (ii) by Executive without Good Reason prior to May 30, 2003, the Welfare Benefits) (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights");

                     (E) In the case of death or Disability, full vesting of the
              Options, the Restricted Stock and any other equity awards or grants; and

                     (F) In the case of death or Disability, an amount


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              equal to $700,000 multiplied by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive was employed by the Company with Executive being deemed to be employed as of January 1, 2000 and the denominator of which is 365; provided, however, that, if such termination occurs during fiscal year 2000, such amount shall be reduced by the Prior Bonus (the "Pro Rata Bonus").

              Following such termination of Executive's employment by the Company for Cause, death or Disability or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(v), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

                     b. By the Company Without Cause or Resignation by Executive for Good Reason.

                     (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

                     (ii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or pursuant to a resignation by Executive for Good Reason, Executive shall be entitled to:

                     (A) receive the Accrued Rights;

                     (B) receive, subject to Executive's continued compliance
              with the provisions of Sections 9 and 10, (i) continued payment of the Base Salary until the expiration of the Employment Term determined as if such termination had not occurred and (ii) to the extent not previously received, (A) the Sign-On Bonuses and (B) Annual Bonuses equal to $700,000 for the fiscal year ending December 31, 2002 and $290,000 for the fiscal year ending December 31, 2003, payable in a lump sum when such Bonuses would otherwise have been paid if Executive continued employment with the Company for the remainder of the Employment Term; provided that the amount received under this Section B shall in no event be less than one
              (1) year's Base Salary plus $700,000;

                     (C) full vesting of the Option, the Restricted Stock and
              all other equity awards or grants, with the right of Executive to exercise the Option during the shorter of (i) the remaining stated term of the Option or (ii) five years after the date of such termination of employment; and

                     (D) an accrued benefit in the Supplemental Executive
              Benefit Plan determined as if Executive's employment continued for the remainder of the Employment Term and Executive received the Bonuses described in Section 8(b)(ii)(B)(ii).

              Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

                     c. Termination Following a Change in Control. Notwithstanding Section 8(a) and 8(b), Executive and the Company shall execute a Change in Control Agreement, attached hereto as Exhibit B, which shall provide, pursuant to the terms of the Change in Control Agreement, Executive severance benefits in the event Executive is terminated by the Company without


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Cause (as defined in the Change in Control Agreement) or Executive resigns with
Good Reason (as defined in the Change in Control Agreement) following, or in connection with, a Change in Control (as defined in the Change in Control Agreement) of the Company.

                     d.     Expiration of the Employment Term.

                     (i) If, as of May 30, 2003, Executive and the Company have not mutually agreed to extend the Employment Term or the Company and Executive have not entered into a new employment agreement, the Employment Term and Executive's employment with the Company shall terminate on May 30, 2003 and such termination shall not be considered a termination by the Company without Cause or a resignation by Executive with Good Reason.

                     (ii) If, as of May 30, 2003, Executive and the Company have not mutually agreed to extend the Employment Term or the Company and Executive have not entered into a new employment agreement, Executive shall be entitled to: (A) receive the Accrued Rights; (B) receive the Pro Rata Bonus; (C) exercise the Option for the period provided in Section 5(a) of this Agreement and (D) participate in the Welfare Plans.

              Following Executive's termination of employment pursuant to this
Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

                     e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) before the expiration of the Employment Term shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                     f. Board Resignation. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board and the Board of Directors of any of the Company's affiliates.

                     g. No Mitigation. Executive shall not be required to mitigate any severance payments due hereunder and the severance shall not be reduced by any amounts otherwise earned by Executive. The amounts due hereunder shall be paid without offset, counterclaim, or defense.

              9.     Non-Competition.

                     a. Executive acknowledges and recognizes the highly competitive nature of the businesses of D&B Inc. and New D&B and their subsidiaries (collectively, "D&B") and accordingly agrees as follows:

                     (1) During the Employment Term and, for a period of one year following the date Executive ceases to be employed by the Company (the "Restricted Period"), Executive will not directly or indirectly, (i) engage in any business that materially competes with the business of D&B (including, without limitation, businesses which D&B have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person or entity engaged in any business that materially competes with the business of D&B in the portions of the business so competing, (iii) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any business that materially competes with the business of D&B, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with, or attempt to interfere with, business relationships (whether formed before or after the


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date of this Agreement) between D&B and customers, clients, suppliers, partners, members or investors of D&B.

                     (2) Notwithstanding anything to the contrary in this Agreement, Executive may directly or indirectly own, solely as an investment, securities of any person or entity engaged in the business of D&B which are publicly traded on a national or regional stock exchange or on the over-the-counter market or are owned through a mutual fund, private equity fund or other pooled account if Executive (i) is not a controlling person of, or a member of a group which controls, such person or entity and (ii) does not, directly or indirectly, own 3% or more of any class of securities of such person or entity. Furthermore, the limitations in (1) shall not apply to either American Express nor to serving as a director of an entity if less than ten percent of such entity's revenues (measured by the last fiscal year of the entity ending prior to the date Executive accepts such a role) are from materially competitive activities, subject to the Board's (or the Company's Chief Executive Officer, as the case may be) approval during the Employment Term as provided in Section 2(b) hereof.

                     (3) During the Restricted Period, except in performance of his duties hereunder, Executive will not, directly or indirectly, (i) solicit or encourage any employee of D&B to leave the employment of D&B, or (ii) hire any such employee who was employed by D&B as of the date of Executive's termination of employment with the Company or who left the employment of D&B within one (1) year prior to or after the termination of Executive's employment hereunder. This restriction shall not be violated by general advertising or by serving as a reference.

                     (4) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with D&B any consultant then under contract with D&B. This restriction shall not be violated by general advertising or by serving as a reference.

                     b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this
Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

              10. Confidentiality. Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, except in the performance of his duties hereunder or in compliance with legal process; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. In the event that Executive is compelled by legal process to disclose confidential information, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies

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thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Notwithstanding the foregoing, Executive may also retain his personal Rolodex, telephone directories and address book; provided, that, to the extent such personal items contain confidential information, Executive shall be bound by the nondisclosure provisions of this Section 10. Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

              11. Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

              12. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

              13.       Miscellaneous.

                        a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                        b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                        c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                        d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                        e. Assignment. This Agreement shall not be assignable by Executive or the Company, except as provided herein. This Agreement shall be assigned by the Company to New D&B simultaneously with the Spinoff and may be assigned by the Company or New D&B to an entity which is a successor in interest to substantially all of the business operations of the Company or New D&B. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of New D&B or such successor entity, but, except with regard to an assignment from the Company to New D&B, the assignor shall not be released hereunder and any such assignee, including but not limited to New D&B, shall promptly deliver to Executive a written assumption in a form reasonably acceptable to Executive.

                     f. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                     g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.






       If to the Company:

              The Dun & Bradstreet Corporation
              One Diamond Hill Road
              Murray Hill, NJ 07974-1218
Attention:  Senior Vice President and Business Affairs Officer

       If to Executive:

       To the most recent address of Executive set forth in the personnel records of the Company.

                     h. Legal Fees. The Company shall pay Executive's reasonable legal fees and costs associated with entering into this Agreement.

                     i. Disputes. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 9 or Section 10 hereof, shall be settled by arbitration conducted before one arbitrator sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration shall be borne by each party; provided, that the fees and expenses of Executive shall be borne by the Company if Executive prevails on the merits as determined by the arbitrator.

              14. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

              15. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

              16. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.





THE DUN & BRADSTREET                                       ALLAN Z. LOREN
CORPORATION
\s\ Clifford L. Alexander, Jr.                             \s\ Allan Z. Loren
By:  Clifford L. Alexander, Jr.
Title:  Chairman and Chief Executive Officer